Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference of our report dated May 15, 2009, with respect to the financial statements of Famous Uncle Al’s Hot Dogs & Grille, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/   Michael F. Cronin

Michael F. Cronin

Certified Public Accountant

Orlando, Florida

May 15, 2009